Exhibit 4.2

Execution Version

HEARTLAND FINANCIAL USA, INC.

as Issuer

AND

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of September 8, 2021

TO

INDENTURE

DATED AS OF DECEMBER 17, 2014

(Subordinated Debt Securities)

2.75% Fixed to Floating Rate Subordinated Notes due 2031

i

HEARTLAND FINANCIAL USA, INC.

SECOND SUPPLEMENTAL INDENTURE TO
INDENTURE DATED AS OF DECEMBER 17, 2014
(SUBORDINATED DEBT SECURITIES)

$150,000,000

2.75% Fixed-to-Floating Rate Subordinated Notes Due 2031

SECOND SUPPLEMENTAL INDENTURE, dated as of September 8, 2021 (this “Second Supplemental Indenture”), between HEARTLAND FINANCIAL USA, INC., a Delaware corporation (the “Corporation”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Corporation has heretofore executed and delivered to the Trustee an indenture for subordinated debt securities, dated as of December 17, 2014 (the “Base Indenture”, and together with this Second Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of the Corporation’s Securities.

WHEREAS, Section 901(7) of the Base Indenture provides that the Corporation and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any series as permitted by Section 201 and 301 thereof.

WHEREAS, the Corporation desires to provide for the establishment of a new series of Securities pursuant to Sections 201 and 301 of the Base Indenture, the form and substance of such Securities and terms, provisions and conditions thereof to be set forth as provided in the Indenture.

WHEREAS, the Corporation desires to execute this Second Supplemental Indenture pursuant to Section 201 of the Base Indenture to establish the form, and pursuant to Section 301 of the Base Indenture to provide for the issuance, of a series of its subordinated debt securities designated as its 2.75% Fixed-to-Floating Rate Subordinated Notes Due 2031 (the “Notes”), in an initial aggregate principal amount of $150,000,000. The Notes are a series of the Corporation’s Securities as referred to in Section 301 of the Base Indenture.

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture a legal, valid and binding obligation of the Corporation have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE

WITNESSETH:

For and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities of such series, as follows:

ARTICLE I
APPLICATION OF SECOND SUPPLEMENTAL INDENTURE; DEFINITIONS

Section 1.1. Application of Second Supplemental Indenture. Notwithstanding any other provision of this Second Supplemental Indenture, all provisions of this Second Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. This Second Supplemental Indenture constitutes an integral part of the Base Indenture. This Second Supplemental Indenture supplements and, to the extent inconsistent therewith, replaces the terms of the Base Indenture with respect only to the Notes. Unless otherwise expressly specified, references in this Second Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Second Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

Section 1.2. Definitions. For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.

For the benefit of the Holders of the Notes, Section 101 of the Base Indenture shall be amended by adding the following new definitions:

“Base Indenture” has the meaning specified in the recitals hereto.

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the Calculation Agent determines on or prior to the Reference Time for any floating rate interest period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such floating rate interest period and any subsequent floating rate interest periods.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (i) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

1)	Compounded SOFR;

2)
the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

4)
the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

In the event that a Benchmark Replacement is unable to be determined by the Corporation or the Calculation Agent under the foregoing enumerated provisions, or otherwise, the Benchmark Replacement in effect for the applicable period will be the same as the Benchmark in effect for the immediately preceding interest period.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

1)
the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

3)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

2)
in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

1)
if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Corporation determines that the use of a forward-looking term rate for a tenor of three months based on SOFR is not administratively feasible;

2)
a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

3)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means, for purposes of this Second Supplemental Indenture, any day which is not a Saturday, a Sunday, a legal holiday in New York, New York or a day on which banking institutions or trust companies located in New York, New York are authorized or obligated by law to close.

“Calculation Agent” means the agent appointed by the Corporation prior to the commencement of the Floating Rate Period (which may include the Corporation or any of its affiliates) to act in accordance with Section 4 of Article II of the Second Supplemental Indenture.

“Capital Event” means the receipt by the Corporation of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Corporation or any of its Subsidiaries or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Corporation.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

2)
if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread specified above.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of the Notes or incorporated by reference herein.

“Second Supplemental Indenture” has the meaning specified in the preamble hereto.

 “Indenture” has the meaning specified in the recitals hereto.

“interest,” when used with respect to the Notes, includes interest accruing on the Notes, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable and in each case to the extent permitted by applicable law.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Calculation Agent for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“Investment Company Event” means the Corporation becoming required to register as an investment company pursuant to the Investment Company Act.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Notes” has the meaning specified in the recitals hereto.

“Other Company Obligations” means obligations of the Corporation associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, or any similar arrangements, unless the instrument by which the Corporation incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of the Corporation.

“Redemption Date” means each date, if any, on which Notes are redeemed pursuant to Article IV, Section 4.1 hereof.

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the Federal Reserve Bank of New York’s website.

“Tax Event” means the receipt by the Corporation of an opinion of independent tax counsel to the effect that:

1)
an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities,

2)
a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation,

3)
an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or

4)
a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the date of issuance of the Notes, resulting in more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or any successor administrator).

“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underwriter” means Piper Sandler & Co.

“Underwriting Agreement” means the Underwriting Agreement, dated August 31, 2021, entered into by the Corporation and the Underwriter in connection with the sale of the Notes.

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1. Designation and Principal Amount.

a)    The Notes are hereby authorized and are designated the “2.75% Fixed-to-Floating Rate Subordinated Notes due 2031.” The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $150,000,000, which amount shall be set forth in the written order of the Corporation for the authentication and delivery of the Notes pursuant to Article 2 of the Base Indenture. The Notes may be authenticated by electronic, facsimile or manual signature.

b)    The Corporation may, from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Securities equal in rank to and having the same terms and conditions in all respects as the Notes issued on the date hereof (except for issue date, the offering price, the interest commencement date and the first interest payment date), provided that such additional Securities either shall be fungible with the original Notes, for federal income tax purposes or shall be issued under a different CUSIP number. Any such additional Securities will be consolidated and form a single series with the Notes.

Section 2.2. Maturity. The principal amount of the Notes shall be payable on September 15, 2031 (the “Maturity Date”) unless redeemed prior to such date.

Section 2.3. Form and Payment.

a)    The Notes shall be issued only in book-entry form, without coupons, evidenced by global notes substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The terms and provisions contained in the Notes shall constitute, and expressly are made a part of this Second Supplemental Indenture. The Notes shall be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

b)    Payments of principal and interest on the global notes representing the Notes shall be made to the Paying Agent (defined below) which in turn shall make payment to The Depository Trust Company as the depository with respect to the Notes (the “Depository”) or its nominee.

c)    The global notes representing the Notes shall be delivered to the Trustee as Custodian for the Depository and shall be registered, at the request of the Depository, in the name of Cede & Co.

d)    U.S. Bank National Association shall act as paying agent for the Notes (the “Paying Agent”). The Corporation may appoint and change the Paying Agent without prior notice to the Holders.

Section 2.4. Interest.

a)    The Notes will bear interest at a fixed rate of 2.75% per annum from and including September 8, 2021 to but excluding September 15, 2026 (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on March 15, 2022 (each such date a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be September 15, 2026, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each holder in whose name a Note is registered (whether or not a Business Day) on the 15th calendar day immediately preceding the applicable Fixed Rate Interest Payment Date.

b)    From and including September 15, 2026, to but excluding the Maturity Date or the date of earlier redemption (the “Floating Rate Period”) the Notes will bear interest at a floating rate per annum equal to the Benchmark rate plus a spread of 210 basis points, or such other rate as determined pursuant to this Second Supplemental Indenture. Notwithstanding the foregoing, in the event that the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero. A “Floating Rate Interest Period” means, the period from, and including, each Floating Rate Interest Payment Date (as defined below) to, but excluding, the next succeeding Floating Rate Interest Payment Date, except for the initial Floating Rate Interest Period, which will be the period from, and including, September 15, 2026 to, but excluding, the next succeeding Floating Rate Interest Payment Date. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2026 to but excluding the Maturity Date or the date of earlier redemption (each such date, a “Floating Rate Interest Payment Date”, together with each Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered (whether or not a Business Day) on the 15th calendar day immediately preceding the applicable Floating Rate Interest Payment Date, provided that interest payable on the Maturity Date or the date of earlier redemption shall be payable to the person to whom the principal hereof is payable.

c)    If any Interest Payment Date, including the Maturity Date or the date of earlier redemption, falls on a day that is not a Business Day, the related payment will be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due (unless, with respect to a Floating Rate Interest Payment Date, such day falls in the next calendar month, in which case the Floating Rate Interest Payment Date will instead be the immediately preceding day that is a Business Day, and interest will accrue to the Floating Rate Interest Payment Date as so adjusted), and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, the Maturity Date or the date of earlier redemption, as the case may be. Interest will be computed on the basis of a 360 day year consisting of twelve 30-day months to, but excluding, September 15, 2026, and, thereafter, interest will be computed on the basis of the actual number of days in a Floating Rate Interest Period and a 360-day year to, but excluding, September 15, 2031 or the date of earlier redemption. The Corporation or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and provide such calculated amount to the Trustee. The Trustee shall have no duty to confirm or verify any such calculation. U.S. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

d)    The Corporation shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Corporation at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Corporation, the Corporation will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Corporation and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Corporation, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Corporation, then the Corporation shall be the Calculation Agent. The Corporation may appoint itself or any of its affiliates to be the Calculation Agent.

Section 2.5. Effect of a Benchmark Transition Event.

a)    If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

b)    Notwithstanding anything set forth in Section 4.1 of Article IV hereof, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 2.5 of Article II will thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 210 basis points.

c)    The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 2.5 of Article II. Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (1) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (2) if made by the Corporation as Calculation Agent, will be made in the Corporation’s sole discretion, (3) if made by a Calculation Agent other than the Corporation, will be made after consultation with the Corporation, and the Calculation Agent will not make any such determination, decision or election to which the Corporation reasonably objects and (4) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Corporation will make such determination, decision or election on the same basis as described above.

d)    The Corporation (or its Calculation Agent) shall notify the Trustee in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

e)    The Trustee (including in its capacity as Paying Agent) shall have no (1) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Corporation or its Calculation Agent, as applicable, and (2) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Corporation’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Corporation or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

Neither the Trustee nor the Paying Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or any other Benchmark, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee and Paying Agent shall be entitled to conclusively rely on any determinations made by the Corporation or the Calculation Agent without independent investigation, and neither the Trustee nor the Paying Agent will have any liability for actions taken at our direction in connection therewith.

Neither the Trustee nor the Paying Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. Neither the Trustee nor the Paying Agent shall be responsible or liable for our actions or omissions or for those of the Calculation Agent, or for any failure or delay in the performance by the Corporation or the Calculation Agent; nor shall the Trustee or Paying Agent be under any obligation to oversee or monitor our performance or that of the Calculation Agent.

f)    If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

Section 2.6. Notes Not Convertible or Exchangeable. The Notes shall not be convertible into, or exchangeable for, any other securities of the Corporation, except that the Notes shall be exchangeable for other Notes to the extent provided for in the Base Indenture.

Section 2.7. No Sinking Fund. No sinking fund shall be provided with respect to the Notes.

ARTICLE III
EVENTS OF DEFAULT

Section 3.1. Events of Default. Article 5 of the Base Indenture as it relates to Securities shall apply to the Notes.

ARTICLE IV
REDEMPTION

Section 4.1. Optional Redemption.

a)    The Notes shall not be redeemable prior to September 15, 2026, except as provided below in Section 4.1(b) of Article IV. The Notes shall be redeemable, in whole or in part, at the option of the Corporation beginning with the Interest Payment Date on September 15, 2026 and on any Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption.

b)    The Corporation may also, at its option, redeem the Notes at any time before the Maturity Date in whole, but not in part, upon the occurrence of a Tax Event, a Capital Event or an Investment Company Event. Any such redemption will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, and any such redemption may be subject to the satisfaction of one or more conditions precedent as set forth in the applicable notice of redemption.

c)    If the Corporation elects to redeem the Notes pursuant to the optional redemption provisions above of Section 4.1(a) or 4.1(b) of Article IV, at least 45 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee) but not more than 90 days before the Redemption Date, the Corporation shall furnish to the Trustee a Corporation Officers’ Certificate setting forth (1) the applicable section of the Indenture pursuant to which the redemption shall occur, (2) the Redemption Date, (3) the principal amount of Notes to be redeemed, (4) the redemption price and (5) a Corporation board resolution approving the redemption.

d)    In the case of a redemption pursuant to Section 4.1(a) of Article IV, if fewer than all of the Notes are to be redeemed and the Notes are global securities, the Notes to be redeemed shall be selected on a lottery basis or by such other method of selection, if any, in accordance with the procedures of the Depositary. The Trustee shall promptly notify in writing the Corporation of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1,000 or integral multiples of $1,000 in excess thereof; no Notes of a principal amount of $1,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not equal to $1,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of the Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

e)    Any optional redemption of the Notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations.

f)     In the case of any redemption, at least 10 days but no more than 60 days before the Redemption Date, the Corporation shall send in accordance with the applicable procedures of the Depository, or if the Notes are not then global securities the Corporation shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address appearing on the register; provided that the notice of redemption will be given within 90 days of the effective date of a Tax Event, Capital Event or Investment Company Event. The notice shall identify the Notes to be redeemed (including the CUSIP and/or ISIN numbers thereof, if any) and shall state:

1)	the Redemption Date;

2)	the principal amount of the Notes that are being redeemed;

3)	each Place of Payment;

4)	the redemption price and accrued interest to the Redemption Date that is payable pursuant to Section 1102 of the Base Indenture;

5)
if fewer than all outstanding Notes are to be redeemed, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date and upon surrender of such Notes, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

6)	the name and address of the Paying Agent;

7)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

8)	that unless the Corporation defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

9)	if such notice is conditioned upon the satisfaction of one or more conditions precedent, the nature of such conditions precedent;

10)	the applicable section of the Indenture pursuant to which the Notes called for redemption are being redeemed; and

11)	that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

The Corporation may state in the notice of redemption that payment of the redemption price and performance of its obligations with respect to redemption or purchase may be performed by another Person.

At the Corporation’s request, the Trustee shall give the notice of redemption in the Corporation’s name and at its expense; provided, that the Corporation shall have delivered to the Trustee, at least 45 days prior to the Redemption Date, a Corporation Officers’ Certificate requesting that the Trustee give such notice and attaching a copy of such notice, which shall set forth the information to be stated in such notice as provided in this Section 4.1 of Article IV. If any condition precedent to a redemption has not been satisfied, the Corporation will provide written notice to the Trustee not less than two Business Days prior to the Redemption Date that such condition precedent has not been satisfied, the notice of redemption is rescinded or delayed and the redemption subject to the satisfaction of such condition precedent shall not occur or shall be delayed. The Trustee shall promptly send a copy of such notice to the Holders of the Notes.

ARTICLE V
SUBORDINATION

Section 5.1. Securities Subordinated to Senior Indebtedness. The Corporation covenants and agrees, and each Holder of Securities, by its acceptance thereof, likewise covenants and agrees, that the indebtedness evidenced by the Securities and the payment of the principal of (and premium, if any) and interest on each of the Securities is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Senior Indebtedness.

Anything in the Indenture or in the Securities of any series to the contrary notwithstanding, the indebtedness evidenced by the Securities shall be subordinate and junior in right of payment to all Senior Indebtedness.

Section 5.2. Securities to Rank At Least Pari Passu with All Other Unsecured Subordinated Indebtedness. Subject to the provisions of this Section and to any provisions established or determined with respect to Securities of any series pursuant to Section 2.1 of Article II hereof, the Securities shall rank at least pari passu in right of payment with all other unsecured subordinated indebtedness of the Corporation.

ARTICLE VI
MISCELLANEOUS

Section 6.1. Ratification of Base Indenture. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 6.2. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act of 1939, the imposed duties shall control.

Section 6.3. Conflict with Base Indenture. To the extent not expressly amended or modified by this Second Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Second Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this Second Supplemental Indenture shall control.

Section 6.4. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. EACH OF THE CORPORATION AND THE TRUSTEE AND EACH HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY, THE INDENTURE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.5. Successors. All agreements of the Corporation in the Base Indenture, this Second Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this Second Supplemental Indenture shall bind its successors.

Section 6.6. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture and signature pages for all purposes.

Section 6.7. Trustee Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Second Supplemental Indenture or the Notes, shall not be accountable for the Corporation’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Corporation pursuant to the terms of the Indenture, and shall not be responsible for any statement of the Corporation in this Second Supplemental Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on the day and year first above written.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Bryan R. McKeag
Name:	Bryan R. McKeag
Title:	Executive Vice President and Chief Financial Officer

Attest:	/s/ Jay L. Kim
Name:	Jay L. Kim
Title:	Executive Vice President, General Counsel and Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

[Signature page to Second Supplemental Indenture]